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                                                                    EXHIBIT 99.1

                          THE TIMKEN COMPANY ANNOUNCES
                    FIRST QUARTER AND FULL YEAR 2003 OUTLOOK

         CANTON, OH - January 29, 2003 - The Timken Company (NYSE: TKR) today announced that it expects net income per diluted share for the first quarter of 2003 to be between $0.17 and $0.21 per share, excluding unusual items. The company estimates that net income per diluted share for the full year 2003 will be between $1.10 and $1.25 per share, excluding unusual items. This outlook excludes any impact from the company's announced plan to acquire Torrington and the related financings. The company continues to expect that the acquisition will be accretive to earnings by at least 10 percent in 2003, assuming it closes in the first quarter.

         This outlook reflects the previously disclosed increase in 2003 pre-tax pension expense of approximately $25 million. In addition, the company's projections for the first quarter reflect higher scrap and energy costs for its Steel Business. The company expects that it will be able to pass a portion of these costs through to customers beginning in the second quarter.

         Last week the company confirmed that its manufacturing strategy initiative is on track to deliver the previously announced $120 million in annualized pre-tax cost savings by the end of 2004. "We will continue to focus our efforts on reducing costs and limiting spending to help offset the impact of the pension expense and raw material cost increases on our margins," said James
W. Griffith, president and CEO.

         The Timken Company (NYSE: TKR) (http://www.timken.com/) is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, as well


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as a provider of related products and services. With operations in 24 countries, the company employs about 18,000 people worldwide and recorded 2002 sales of U.S. $2.6 billion.

Certain statements in this press release (including statements regarding Timken's forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Timken cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including financing and other closing risks associated with the consummation of the pending acquisition of the Engineered Solutions business of Ingersoll-Rand; the uncertainties in both timing and amount, if any, of actual benefits realized through economies of scale, elimination of duplicative costs, operating efficiencies and enhanced productivity through the integration of the acquired business with the company's operations; risks associated with diversion of management's attention from routine operations during the integration process; risks associated with the greater level of debt associated with the combined companies; the impact on operations of general economic conditions, the cyclicality of Timken's business, customer demand and the company's ability to achieve the benefits of its ongoing restructuring and cost-reduction programs; and factors related to conditions in the capital markets and the company's ability to successfully complete the offering of common stock described above. These and additional factors are described in greater detail in the company's 2001 Annual Report, page 39, its Annual Report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2002. The Company undertakes no obligation to update or revise any forward-looking statement.